Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Third Quarter Dividend of $0.16 per Share,
Announces June 30, 2009 Quarterly Financial Results

New York, New York, August 6, 2009 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today that its Board of Directors has declared a third quarter dividend of $0.16 per share payable on October 2, 2009 to stockholders of record as of September 18, 2009.

BlackRock Kelso Capital also announced financial results for the quarter ended June 30, 2009.

HIGHLIGHTS:

Investment Portfolio:  $886.6 million
Net Assets:  $514.0 million
Net Indebtedness (borrowings less cash equivalents):  $374.2 million
Net Asset Value per share:  $9.24

Portfolio Activity for the Quarter Ended June 30, 2009:
Cost of investments during period:  $11.9 million
Sales, repayments and other exits during period:  $43.2 million
Number of portfolio companies at end of period:  62

Operating Results for the Quarter Ended June 30, 2009:
Net investment income per share:  $0.46
Dividends declared per share:  $0.16
Net increase in net assets from operations per share:  $0.43
Net investment income:  $25.5 million
Net realized and unrealized losses:  ($1.7) million
Net increase in net assets from operations:  $23.8 million

Portfolio and Investment Activity

During the three months ended June 30, 2009, we invested $11.9 million across two existing portfolio companies.  This compares to investing $80.0 million across two new and three existing portfolio companies for the three months ended June 30, 2008.  Sales and repayments of investment principal totaled $43.2 million during the three months ended June 30, 2009 versus $23.5 million during the three months ended June 30, 2008.

At June 30, 2009, our portfolio consisted of 62 portfolio companies and was invested 59% in senior secured loans, 31% in unsecured or subordinated debt securities, 6% in senior secured notes, 4% in equity investments and less than 1% in cash equivalents and foreign currency.  This compares to 60% in senior secured loans, 31% in unsecured or subordinated debt securities, 5% in senior secured notes, 4% in equity investments and less than 1% in cash equivalents and foreign currency at June 30, 2008.  Our average portfolio company investment at amortized cost was approximately $19.6 million at June 30, 2009, versus $20.0 million at June 30, 2008.  At June 30, 2009, 1.7% of our total debt investments at fair value (or 6.9% at amortized cost) were on non-accrual status.

The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 10.4% at June 30, 2009 and 11.3% at June 30, 2008.  The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 9.8% and 12.1%, respectively, at June 30, 2009, versus 10.3% and 12.8% at June 30, 2008.  Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments, cash equivalents and foreign currency.

At June 30, 2009, we had $1.8 million in cash equivalents and $169.0 million available under our senior secured, multi-currency credit facility.

Results of Operations

Results comparisons are for the three and six months ended June 30, 2009 and 2008.

Investment Income

Investment income totaled $33.4 million and $65.3 million, respectively, for the three and six months ended June 30, 2009, compared to $34.9 million and $70.6 million for the three and six months ended June 30, 2008.  The decrease in investment income for the three and six months ended June 30, 2009 primarily reflects the impact of lower levels of the London Interbank Offered Rate, or LIBOR, on interest income from our floating rate debt investments, which generally bear interest based on LIBOR.  Three-month LIBOR averaged 0.84% and 1.04% during the three and six months ended June 30, 2009, respectively, compared to 2.75% and 3.02% during the three and six months ended June 30, 2008.

Expenses

Expenses for the three and six months ended June 30, 2009 were $7.9 million and $16.0 million, respectively, versus $11.6 million and $24.1 million for the three and six months ended June 30, 2008.   Of these totals, for the three and six months ended June 30, 2009, $1.7 million and $3.5 million, respectively, were interest and other credit facility expenses, versus $4.3 million and $9.5 million for the three and six months ended June 30, 2008.  Expenses also consist of base management fees, investment advisor expenses, professional fees, administrative services expenses, amortization of debt issuance costs, insurance expenses, director fees and miscellaneous other expenses.  The decrease in interest expense and fees related to the credit facility for the three and six months ended June 30, 2009 is mainly a result of reduced borrowing costs from lower prevailing levels of LIBOR.  The decrease in base management fees for the three and six months ended June 30, 2009 reflects a decline in the quarterly portfolio values on which the fees are paid (in arrears).  Other general and administrative expenses were generally lower than in the prior periods due to the reduced level of new investment originations.

Net Investment Income

Net investment income totaled $25.5 million and $49.3 million, or $0.46 per share and $0.89 per share, respectively, for the three and six months ended June 30, 2009.  For the three and six months ended June 30, 2008, net investment income totaled $23.3 million and $46.5 million, or $0.44 per share and $0.88 per share, respectively.

Net Realized Losses

Total net realized loss for the three and six months ended June 30, 2009 was ($10.7) million and ($8.5) million, respectively, compared to ($1.5) million and ($1.3) million for the three and six months ended June 30, 2008.  During the three months ended June 30, 2009, we partially exited our debt investment in Event Rentals, Inc., realizing a loss of ($2.1) million and reversing an unrealized loss of ($1.5) million at March 31, 2009.  On June 30, 2009, we closed on a restructuring of our debt investments in United Subcontractors, Inc., realizing a net loss of ($5.2) million and reversing a net unrealized loss of ($4.9) million at March 31, 2009.  Foreign currency losses of ($3.6) million and ($1.5) million for the three and six months ended June 30, 2009, respectively, mainly represent losses on forward currency contracts used to hedge our investments denominated in foreign currencies.

Net Unrealized Appreciation or Depreciation

For the three and six months ended June 30, 2009, the net change in unrealized appreciation or depreciation on the Company’s investments and foreign currency translation was appreciation of $9.0 million and depreciation of ($21.0) million, respectively, versus depreciation of ($9.9) million and ($72.8) million for the three and six months ended June 30, 2008.  Net unrealized depreciation was ($330.3) million at June 30, 2009 and ($130.3) million at June 30, 2008.  The net unrealized appreciation for the three months ended June 30, 2009 was primarily a result of improved market conditions, although such conditions were and continue to be somewhat volatile. During the second quarter of 2009, the valuations of our investments were favorably impacted by market-wide decreases in interest yields, as well as increases in multiples used to estimate the fair value of some of our investments.  Market-wide movements and trading multiples are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Change in Net Assets from Operations

For the three and six months ended June 30, 2009, the net change in net assets from operations was $23.8 million and $19.8 million, or $0.43 per share and $0.36 per share, respectively, compared to $11.9 million and ($27.6) million, or $0.22 per share and ($0.52) per share, for the three and six months ended June 30, 2008.

Liquidity and Capital Resources

At June 30, 2009, we had $1.8 million in cash equivalents, $376 million in borrowings outstanding and, subject to leverage restrictions, $169 million available for use under our $545 million credit facility, which matures in December 2010.  At June 30, 2009, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 237% and were in compliance with all financial covenants under our credit facility.  In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility and continued cash flows from operations and investment sales.  In the future, we may raise additional equity or debt capital off our shelf registration statement or may securitize a portion of our investments, among other options.  The primary use of funds will be investments in portfolio companies, cash distributions to our stockholders, repayment of indebtedness and other general corporate purposes.

As a closed-end investment company regulated as a business development company under the Investment Company Act of 1940, we are prohibited from selling shares of our common stock at a price below the current net asset value of the stock, or NAV, unless our stockholders approve such a sale and our Board of Directors makes certain determinations. On May 18, 2009, our stockholders approved a proposal to provide us with the flexibility, with approval of our Board of Directors, to sell shares of our common stock at a price below, but no more than 5% below, our then current NAV per share. The approval expires on the earlier of May 18, 2010 or on the date of our 2010 Annual Meeting of Stockholders. Any sale of our common stock at a price below NAV would have a dilutive effect on our NAV.

Dividends

Dividends paid or payable to stockholders for the three and six months ended June 30, 2009 totaled $8.9 million, or $0.16 per share, and $17.7 million, or $0.32 per share, respectively.  For the three and six months ended June 30, 2008, dividends paid or payable totaled $22.9 million, or $0.43 per share, and $45.6 million, or $0.86 per share, respectively. Tax characteristics of all dividends will be reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax.  We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC.  We also intend to make distributions of net realized capital gains, if any, at least annually.  We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required.

With respect to the dividends paid to stockholders, income we receive from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies is treated as taxable income when received and accordingly, distributed to stockholders.  For the three and six months ended June 30, 2009, there were no such fees.  For the three and six months ended June 30, 2008, these fees totaled $1.7 million and $2.6 million, respectively.

Temporary guidance issued by the Internal Revenue Service earlier this year permits publicly-traded RICs to distribute stock to satisfy their distribution requirements if stated conditions are met.  Our Board of Directors has not yet made a determination whether to utilize the new guidance.

Dividend Reinvestment and Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders.  As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends.  With respect to our April 3, 2009 and July 2, 2009 dividends, a total of $8.2 million was reinvested pursuant to our dividend reinvestment plan.  With respect to our March 31, 2008 and June 30, 2008 dividends, a total of $17.2 million was reinvested pursuant to our dividend reinvestment plan.

Under the terms of our amended and restated dividend reinvestment plan, dividends may be paid in newly issued or treasury shares of our common stock at a price equal to 95% of the market price on the dividend payment date.  This feature of the plan means that, under certain circumstances, we may issue shares of our common stock at a price below NAV per share, which could cause our stockholders to experience dilution.  With respect to our

April 3, 2009 and July 2, 2009 dividends, reinvestment at such prices resulted in cumulative dilution of our NAV of approximately $0.12 per share.

Share Repurchase Plan

In August 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions.  In May 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock.  The repurchase plan does not obligate us to acquire any specific number of shares and may be discontinued at any time.  We intend to fund any repurchases with available cash.  The repurchase plan is expected to be in effect through the earlier of June 30, 2010 or until the approved number of shares has been repurchased.  During the three and six months ended June 30, 2009, we purchased a total of 82,208 and 583,572 shares of our common stock on the open market for $0.4 million and $2.2 million, respectively, including brokerage commissions.  Since inception of the repurchase plan through June 30, 2009, we have purchased 961,679 shares of our common stock on the open market for $5.4 million, including brokerage commissions.  At June 30, 2009, the total number of remaining shares authorized for repurchase was 1,794,971.  We are currently holding the shares we repurchased in treasury.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference call at 4:30 p.m. (Eastern Time) on Thursday, August 6, 2009 to discuss its second quarter 2009 financial results.  All interested parties are welcome to participate.  You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 19481024).  A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 8:00 p.m. on Thursday, August 6, 2009 and ending at midnight on Thursday, August 13, 2009.  To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 19481024.  To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

 Statements of Assets and Liabilities (Unaudited)

	June 30, 2009	December 31, 2008
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,087,446,222 and $1,115,354,825)	$836,681,399	$875,633,291
Non-controlled, affiliated investments (amortized cost of $72,302,719 and $64,268,941)	39,076,742	40,015,080
Controlled investments (amortized cost of $56,459,758 and $56,207,945)	9,097,457	11,196,555
Total investments at fair value (amortized cost of $1,216,208,699 and $1,235,831,711)	884,855,598	926,844,926
Cash equivalents	1,780,019	15,024,972
Foreign currency at fair value (cost of $562 and $764,413)	583	761,299
Unrealized appreciation on forward foreign currency contracts	1,072,130	717,972
Interest receivable	13,804,981	16,300,537
Dividends receivable	5,443,073	4,161,246
Prepaid expenses and other assets	1,717,816	2,380,988
Total Assets	$908,674,200	$966,191,940

Liabilities:
Payable for investments purchased	$3,223,790	$1,005,101
Unrealized depreciation on forward foreign currency contracts	—	1,054,165
Credit facility payable	376,000,000	426,000,000
Interest payable on credit facility	319,896	835,491
Dividend distributions payable	8,902,610	19,463,166
Base management fees payable	4,647,032	5,725,029
Accrued administrative services	250,773	170,445
Other accrued expenses and payables	1,298,196	1,643,042
Total Liabilities	394,642,297	455,896,439

Net Assets:
Common stock, par value $.001 per share, 100,000,000 common shares authorized, 56,602,989 and 55,670,594 issued and 55,641,310 and 55,292,487 outstanding	56,603	55,671
Paid-in capital in excess of par	822,577,562	818,627,914
Undistributed net investment income	35,407,886	3,855,016
Accumulated net realized gain (loss)	(8,294,283)	243,475
Net unrealized depreciation	(330,289,965)	(309,295,567)
Treasury stock at cost, 961,679 and 378,107 shares held	(5,425,900)	(3,191,008)
Total Net Assets	514,031,903	510,295,501
Total Liabilities and Net Assets	$908,674,200	$966,191,940
Net Asset Value Per Share	$9.24	$9.23

BlackRock Kelso Capital Corporation Statements of Operations (Unaudited)	Three months ended June 30, 2009	Three months ended June 30, 2008	Six months ended June 30, 2009	Six months ended June 30, 2008

Investment Income:
From non-controlled, non-affiliated investments:
Interest	$32,153,777	$32,528,115	$62,489,811	$65,616,322
Dividends	365,547	303,589	870,756	784,703
Other income	—	1,750	—	2,296
From non-controlled, affiliated investments:
Interest	433,133	1,153,761	914,518	2,354,325
Dividends	268,207	342,530	541,414	737,050
From controlled investments:
Interest	218,964	544,191	434,429	1,073,757
Total investment income	33,439,628	34,873,936	65,250,928	70,568,453

Expenses:
Base management fees	4,647,032	5,583,589	9,395,250	11,150,449
Interest and credit facility fees	1,712,222	4,292,574	3,548,611	9,506,631
Investment advisor expenses	340,273	263,951	687,067	538,849
Professional fees	374,516	240,141	606,566	838,471
Administrative services	201,927	311,998	431,035	605,433
Amortization of debt issuance costs	171,197	167,230	339,489	333,425
Insurance	131,864	138,853	261,225	276,436
Director fees	88,863	98,235	184,155	192,735
Other	236,331	513,772	510,745	648,424
Total expenses	7,904,225	11,610,343	15,964,143	24,090,853
Net Investment Income	25,535,403	23,263,593	49,286,785	46,477,600

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(7,067,506)	122,229	(7,062,957)	126,639
Non-controlled, affiliated investments	—	88,830	12,240	112,783
Foreign currency	(3,598,580)	(1,729,512)	(1,487,041)	(1,552,360)
Net realized gain (loss)	(10,666,086)	(1,518,453)	(8,537,758)	(1,312,938)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	12,328,390	(8,263,289)	(11,043,289)	(58,185,837)
Non-controlled, affiliated investments	(4,687,450)	470,657	(8,972,116)	(6,265,458)
Controlled investments	(748,728)	(3,678,763)	(2,350,911)	(9,027,233)
Foreign currency translation	2,060,171	1,585,589	1,371,919	699,686
Net change in unrealized appreciation or depreciation	8,952,383	(9,885,806)	(20,994,397)	(72,778,842)
Net realized and unrealized gain (loss)	(1,713,703)	(11,404,259)	(29,532,155)	(74,091,780)
Net Increase (Decrease) in Net Assets Resulting from Operations	$23,821,700	$11,859,334	$19,754,630	$(27,614,180)
Net Investment Income Per Share	$0.46	$0.44	$0.89	$0.88
Earnings (Loss) Per Share	$0.43	$0.22	$0.36	$(0.52)
Basic and Diluted Weighted-Average Shares Outstanding	55,621,338	53,289,838	55,433,200	53,059,946

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital's Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (11) the ability of our investment advisor to attract and retain highly talented professionals; (12) fluctuations in foreign currency exchange rates; and (13) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com.  The information contained on our website is not a part of this press release.

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